Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-57577, 333-61780, 333-34261, 333-108163 and 333-120906 on Form S-8 of our reports dated March 16, 2007, relating to the financial statements of Kendle International, Inc. (which expresses an unqualified opinion on the Company’s consolidated financial statements and includes an explanatory paragraph referring to the Company’s change effective January 1, 2006 in its accounting for stock based compensation), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Kendle International, Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 16, 2007